EXHIBIT 99.1

OTCBB: MBYTF

Moving Bytes Completes Sale of Telecommunications Assets

EMERYVILLE, Calif., October 1, 2003 — Moving Bytes Inc. (OTCBB: MBYTF), a web based provider of document processing services announced today that it has closed the sale of its telecommunications assets to ComTech21 of Wallingford, CT. The sale constituted all of the Company’s telecommunications related assets including the customer base, customer contracts and accounts receivable. Revenues and gross profit generated by the assets sold represented 83% of revenues and 71% and gross profits in the fiscal quarter ended June 30 , 2003 and 84% of revenues and 70% of gross profits year to date through June 30 2003. Because the assets sold did not constitute substantially all of the company’s assets no shareholder approval of the sale was required.

Total proceeds from the sale include $575,000 in consideration for the telecommunications assets, not including accounts receivable, and $291,168.05 for the accounts receivable. Accounts receivable were sold at a 10% discount to actual balances which were outstanding less than 90 days at August 31, 2003. In addition the Company may receive reimbursement of up to $25,000 as a result of a possible credit due from Qwest Communications and an additional 2.5% of the accounts receivable balance at August 31, 2003 depending upon actual collections made through November 30, 2003.

The Company anticipates it will use approximately $550,000 of the proceeds from the transaction immediately to pay debts and other costs including costs of winding up its telecommunications operations. Non operating expenditures related to the consummation of the transaction, included $100,000 paid to Joseph Karwat to pay debt and to secure release of a security lien which resulted from the company’s Settlement Agreement with Karwat and $44,550 to be paid to the KDW Group of Washington, D.C. as a finders fee related to the transaction. A director of the Company is a consultant to the KDW Group.

The Company further disclosed that it has received $90,205 from its EPLI insurance carrier related to the Karwat arbitration matter and has reduced its debt to Karwat under the Karwat settlement agreement to $58,551 as of September 30, 2003. Payments made to Karwat year to date include $50,000 from the payment received from the EPLI carrier and $100,000 from proceeds of the sale of the Company’s telecommunications assets.

The Company believes that it will enter into a mediation proceeding with its EPLI insurance carrier in the fourth quarter of 2003 which may result in a final settlement of the Company’s claim. If the Company is unsuccessful in settling the claim as a result of the mediation it will then evaluate its options including the filing of a lawsuit to enforce its rights under its EPLI insurance policy.

During the fourth quarter of 2003, the Company intends to assess the viability of continuing its document processing solutions business if financing is unavailable.

ABOUT MOVING BYTES

Moving Bytes is a web-based provider of document and file processing to businesses worldwide. For more information, visit www.movingbytes.com.

News Media/Investor Relations Contact:
Mark Smith
510.985.1033
msmith@movingbytes.com

Statements included with this press release, which are not historical in nature, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Sections 21E of the Securities Exchange Act of 1934, and are subject to the safe harbor created by these sections. The statement that the company plans to replace Mr. Stuart and other statements to express intentions, beliefs, plans or expectations are forward looking statements. Actual results may differ materially from the Company’s expectations and estimates. There can be no assurance that the Company will identify a suitable candidate to serve as a director and you should not place undue reliance upon forward looking statements.